Rapunzl

A competitive investment community with simulated stock portfolios for users to share, discuss, and compete for cash & scholarships.


WELCOME TO RAPUNZL

Invest $1.21 minimum investment

4(a)(6) offering provided by Netcapital Funding Portal, Inc.

Invest

As Featured In

We were featured on ABC, Fox, and across numerous local Chicago media outlets and received $565,000 in scholarship commitments - with $115,000 available for the 2018-2019 school year. Rapunzl has a 501(c)3 fiscal sponsorship from UrbanX Learning which allows the Company to fundraise tax-deductible scholarship prizes from financial institutions and receive a 20% management fee on scholarship funds raised.

Invest Smarter, Together

Rapunzl is a viral gamification of the stock market which blends the excitement of fantasy football with the world of investing. We allow users to follow top investors, learn from friends, and compete for prizes! Users see how their peers invest with transparent portfolios that share percentage gains and losses on investments. They explore emerging companies by industry, receive portfolio-specific insights, and curated market news.


4:29
Rapunzl
761.98
(-4.18%)
market news
competitions
view profile
place trade
notifications
4:28
Profile
Jawaun Brown
AMZN 97.23%
SPXL 19.42%
AAPL 35.13%
FEYE 5.98%
CSCO 36.69%
FB 47.27%

Our earn-to-learn model allows everyone to learn about the stock market with zero-risk and huge upside. This investor community allows users to simulate a portfolio in order to:

- Compete for prizes based on portfolio performance
- Create fantasy investment groups with friends
- Crowdsource investment ideas from a transparent community
- Discover and learn from top investors

> "**Our country needs more innovative approaches like Rapunzl** that aim to tackle financial illiteracy and close the achievement gap."



Arne Duncan
Former US Secretary of Education

The Market & Our Product

There is already precedent for users wanting share opinions, crowdsource investment ideas, and trade stocks on mobile devices.

StockTwits	SeekingAlpha	robinhood
1.50M	85.0M	2.00M
Monthly Active Users	Monthly Pageviews	Mobile Trading Accounts

This past April, Rapunzl piloted a simulated investment competition for Chicago high school students with $20,000 in scholarship prizes in partnership with the Federal Reserve Bank of Chicago's Money Smart Week, Nasdaq, and Ariel Investments. The goal was test the platform at scale, solicit user feedback to guide our design process, and establish proof-of-concept.

2,000+ students

50 High schools

April 2018 Pilot Results

Press mentions:

- ABC 7 with Cheryl Buton →
- Windy City Live →
- Fox Chicago →
- WGN Radio →
- Rapunzl Featured as Top 10 Finalist at FUND Conference →
- Bank Innovation: 5 Fintechs To Watch From the Startup Alley →

Business Model

Our scholarship fundraising provides us with a low-cost marketing strategy to offer prizes similar to DraftKings and FanDuel in order to build a dedicated user base that can be monetized through affiliate marketing relationships, data sales, and premium subscriptions.

- **Affiliate Marketing:** Brokerages, retail banks, and other financial institutions can market to the next generation of investors either through scholarship contributions or direct marketing partnerships to grow their client base.
- **Data Licensing:** Rapunzl crowdsources sentiment by analyzing users' portfolios. This data is valuable to proprietary trading firms which rely upon machine learning algorithms to determine sentiment from news and social media platforms.
- **Premium Subscriptions:** For $5 per month, users can link live brokerage accounts, trade directly through the Rapunzl interface, and view the community's aggregate sentiment data in order to make more informed investment decisions.

The Next 18 Months:

For the remainder of 2018, Rapunzl is conducting $10,000 scholarship competitions in the Chicago-area, preparing the platform for expansion to additional markets in 2019. In early 2019, we plan to scale the user base by leveraging our existing partnerships and offering additional scholarship competitions in different markets, including:

- January 1st - April 26th: (Ongoing) $75,000 for high school students in Chicago's public & charter school system
- February 1st - Mar 31st: $100,000 for students at the 11 NESCAC Colleges to compete against each other
- February 15 - April 15th: $25,000 for high school students in the Seattle-area
- March 1st - April 26th: $50,000 for high school students in the Boston-area
- March 1st - April 26th: $20,000 for high school students in the Detroit-area

Our NESCAC pilot expands our total addressable market (TAM) by proving Rapunzl's viability at the collegiate level. This will allow us to form additional partnerships and prepare to launch regional college competitions in late 2019 and the remainder of 2020.


2018+
2019+
767k
20.4M
Public High School Students*
College Students**
~14-18 years old
~18-23 years old

*Figure based on 5 largest metropolitan cities. College students includes public and private. All information sourced from US Department of Education.

Our Team



Brian Curcio

Brian Curcio co-founded Rapunzl his senior year at Amherst College before graduating in 2017 with a degree in Mathematics. After spending every summer since high school interning in the financial sector, Brian found that a majority of his conversations were with friends about investments; either discussing a stock's merit or explaining the workings of the financial system. These experiences honed a passion for promoting financial literacy and reducing the fear individuals experience with investing. Brian believes transparency on the Rapunzl platform will foster a collaborative investment experience unseen in the current marketplace. To achieve that goal, Brian acts as Chairman & Chief Executive Officer for Rapunzl, works closely with developers, and manages company initiatives as the platform continues to scale.



Myles Gage

Myles Gage is a recent graduate from the University of Illinois Urbana Champaign and holds a degree in Finance. Growing up in Bronzeville, on Chicago's South Side, Myles recognized the importance of financial literacy and the value of viewing the world through the lens of an investor. Myles attended an elementary school which emphasized an investment based curriculum and was hooked. He became an ambassador for financial literacy through an investment club in middle school and a second club he founded in high school. Myles works in the financial services sector in the city of Chicago and manages corporate partnerships and curriculum development, in addition to responsibilities as CFO.



Nik Ranieri

Nik Ranieri studied Economics at the University of Southern California and developed a keen interest for the intersection of economics, public policy, and promoting equitable access to the financial system. Nik plays a critical role in bridging the gap between tech and educators. He manages curriculum development and UX design in order to educate and engage our users. These efforts allow Nik to focus on his passion for minimizing disparities in access to financial and educational resources.



Caleb Shoihet

Caleb Shoihet graduated from University of Toronto in 2017 with a dual-degree in Computer Science & Acting. At the start of 2018, Caleb joined Rapunzl as a technical co-founder and assumed the role of CTO as the Company transitioned away from outsourced developers. During his time at University, Caleb helped design AI systems dealing with automated driving and facial recognition and was the lead-role in numerous University theater productions. Caleb's experience with performance arts allows him to approach complex problems from a unique perspective. This artistic perspective - grounded in a strong technical foundation - allows Caleb to develop with Rapunzl's user experience at the center of our iterative process.

Be a part of Rapunzl!

This is an offering of Netcapital Units, under registration exemption 4(a)(6), in Rapunzl Investments, LLC. This offering must raise at least $10,000 by December 10, 2018 at 6:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Rapunzl may issue additional securities to raise up to $500,000, the offering's *maximum*.

$99 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,593,798 units × $1.21 per unit
= $6,768,496 implied valuation

Financials

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

Rapunzl's SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on June 14, 2018

Past Raises

Rapunzl has done prior raises on Netcapital

- Sold 219036 shares at $0.91 ending on October 30, 2017 for a total of $199,322.76 (See offering)

Ask Rapunzl a Question

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Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.